Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TrustCo Bank Corp NY:

We consent to incorporation by reference on Form S-3 of TrustCo Bank Corp NY and subsidiaries (the Company) of our report dated March 1, 2010, with respect to the consolidated financial statements of TrustCo Bank Corp NY and subsidiaries and the effectiveness of internal control over financial reporting which report appears in the Annual Report on Form 10-K of TrustCo Bank Corp NY for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the related prospectus.

/s/ Crowe Horwath LLP

Livingston, New Jersey
December 20, 2010